Exhibit 10.3(b)

January 21, 2009

Mr. Sujit Sircar

No. 402, Vars Casa Rosa,

1st Main, Pai Layout,

Old Madras Road,

BANGALORE – 560 016

Dear Sir,

Sub: Amendment in the terms of your appointment

Further to your promotion as Chief Financial Officer of the Company in August, 2008, the Board of Directors of the Company at its meeting held today and based on the recommendations of the Compensation Committees of the Company and iGATE Corporation, have revised the terms of your appointment, effective from January 01, 2009 as detailed below:

1.	You will be based at Bangalore. You will undertake such travel in and outside India as may be necessary from time to time in relation to the business of the Company. You shall devote your whole time and attention during business hours to the business of the Company and shall use your best endeavors to promote its interests and welfare. You shall perform such duties and responsibilities as may be entrusted to you from time to time.

2.	(a)	Your revised compensation is set forth in Annexure A hereto. The compensation payable to you shall be reviewed annually.

	(b)	On termination of your employment with the Company, you shall be entitled to a terminal compensation equal to three months then prevailing gross annual remuneration set out in 1(a) read with Annexure A.

3.	If you are required to relocate within or outside India as a result of your employment with an affiliate of the Company, the costs and expenses for your relocation, including travel costs for yourself and your immediate family to such place, shall be reimbursed by the Company.

4.	You shall be entitled to participate in the Stock Option Plan of iGATE Corporation or its subsidiary companies, as may be applicable to other senior employees of your level.

5.	You will report to the Chief Executive Officer and Managing Director of the Company on all matters relating to the Company.

6.	During your employment with the Company, you shall not, directly or indirectly, engage in any other business, occupation or employment whatsoever (other than with Affiliates of the Company); provided however that it shall be permissible for you with the prior written approval of the Company to hold any directorship or directorships of any other company or companies, and the holdings of any such permitted directorships shall not be deemed a contravention of this Section 6.

As used in this letter agreement, “Affiliate” means the Company’s ultimate holding company, iGATE Corporation, a Pennsylvania corporation, any subsidiary of the Company or any body corporate wherever situate in which iGATE Corporation, either directly or indirectly, has not less than a twenty five per cent (25%) ownership interest.

During your employment with the Company or at any time thereafter, you will not divulge, publish or disclose to any person whomsoever or make use whatsoever for your personal benefit or for any other purpose other than that of the Company of any information, knowledge, methods, trade secrets or any Confidential Information relating to the business and affairs of the Company or its Affiliates obtained by you during your employment with the Company and you shall, during your employment with the Company, use your best endeavors to prevent any other person from doing so.

As used in this letter agreement, “Confidential Information” includes, but is not limited to, all unpublished business and technical information, specifications, drawings, manuals, papers, software, documents, data, project proposals, employee or prospective employee data, client or prospective client information, sales procedures, software consulting procedures, services currently marketed or under consideration for marketing, financial information relating the Company or its Affiliates or their employees, consultants, prospects, clients or other such records or information relating to the Company or its Affiliates or their clients, customers, principals or agents which the Company or its Affiliates may receive, either directly or indirectly, in the course of business of which you may be informed or might otherwise discover by reason of your employment with the Company.

It is recognized and understood that your duties at the Company may include the preparation of materials, reports etc. , and that any such materials and reports conceived or written by you are done and shall continue to be done for the exclusive and sole benefit of the Company. In the event of publication of such materials and reports, you recognize that the Company will solely retain and own all rights in all such materials and reports.

You shall disclose promptly to the Company, any and all works, inventions discoveries, and improvements authored, conceived or made by you during your employment and related to the lines of business, work or investigation of the Company or its Affiliates at the time of such discovery, idea or invention of which results from, or is suggested by, any work which you may do for or on behalf of the Company, and hereby assign and agree to assign all your interest therein to the Company or its nominee. Whenever requested to do so by the

Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary, to apply for and obtain patent or copyrights in India or any foreign country or to otherwise protect the interest therein and shall assist the Company in every proper way (entirely at the Company’s expense, including reimbursement to you for all expense) to obtain such patents and copyrights and to enforce them. Such obligations shall continue beyond the termination of this employment with respect to works, inventions, discoveries and improvements authored, conceived or made by you during your employment with the Company and shall be binding upon your assigns, executors, administrators and other legal representatives. All such works, inventions, discoveries and improvements shall remain the sole and exclusive property of the Company, whether patentable or not.

7.	In consideration of the remuneration agreed to be paid by the Company to you and in view of the nature of Confidential Information made available and that may be made available to you during your employment with the Company and upon termination thereof:

(a)	you shall not directly or indirectly hire or solicit employees or consultants of the Company or its Affiliates or their successors or assigns or otherwise induce any employee or consultant of the Company or its Affiliates or their successors or assigns to work for any other business, company or organization with an intent to damage and disrupt the business of the Company or its Affiliates or their successors or assigns for a minimum period of two years from the date of termination of your employment with the Company; and

(b)	you shall not either, directly or indirectly, in any manner attempt to induce any of the clients of the Company or its Affiliates or their successors or assigns to withdraw their business from the Company or its Affiliates or their successor or assigns or induce such clients to direct or otherwise transfer their business to any other firm, organization or entity with an intent to damage and disrupt the business of the Company or its Affiliates or their successors or assigns for a minimum period of two years from the date of termination of your employment with the Company.

8.	Notwithstanding anything to the contrary herein contained:

(a)	the Company shall be entitled to terminate your employment at any time by giving you three (3) month’s notice in writing without assigning any reason subject to payment by the Company of terminal compensation to you as set out in 3(e) above; and

(b)	you shall be entitled to terminate your employment with the Company at any time by giving to the Company three (3) month’s notice in writing without assigning any reason.

9.	Within thirty (30) days of termination of your employment, the Company shall settle and pay all amounts due to you pursuant to this letter agreement and you shall return forthwith to the Company all assets and properties of the Company in your custody or possession.

10.	All other terms and conditions of your appointment shall remain unaltered and shall continue to be in force as earlier.

11.	This letter agreement shall be governed by the laws of the Republic of India.

This letter is issued in duplicate. Please sign and return one original to us indicating your acceptance of the revised terms of your appointment.

Yours truly,
For iGATE Global Solutions Limited	I Accept

/s/ PHANEESH MURTHY	/s/ SUJIT SIRCAR
Phaneesh Murthy	Sujit Sircar
CEO and Managing Director

ANNEXURE A

1.	(a)	Your gross annual remuneration shall be Rs. 48,00,000 (Rupees Forty Eight Lakhs only) to be divided into various heads as per the company Rules and as may be applicable to managers of your level.

	(b)	The Company and you may mutually agree to amend the manner in which your gross annual remuneration is divided.

2.	You may be paid an annual performance based incentive, not exceeding Rs. 16,00,000/- (Rupees Sixteen Lakhs only) based upon a review of your performance by the CEO and Managing Director of the Company. The performance-based incentive will be paid quarterly/half-yearly/annually, as may be decided by the Company.

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